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                                                               Exhibit (i)(I)(7)


(DECHERT LLP LOGO)                                    1775 I Street, N.W.
                                                      Washington, DC  20006-2401
                                                      +1  202  261  3300  Main
                                                      +1  202  261  3333  Fax
                                                      www.dechert.com



February 15, 2007

Eclipse Funds Inc.
51 Madison Avenue
New York, NY 10010


Re:   Eclipse Funds Inc.
      (File Nos. 811-06175 and 033-36962)

Dear Ladies and Gentlemen:

We have acted as counsel for Eclipse Funds Inc. (the "Company"), a company duly organized and validly existing under the laws of the State of Maryland, in connection with the Company's Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended, and amendments and restatements thereto (the "Registration Statement") relating to the issuance and sale by the Company of its authorized shares, par value $0.01 per share, divided into several series and classes. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Company's Amended Articles of Incorporation and its Amended and Restated By-Laws, each as amended to date, and with the resolutions of the Board of Directors of the Company relating to the authorization of the issuance of its shares.

Based upon the foregoing, we are of the opinion that the Company's shares, as currently divided into series and classes and as may be divided in the future, all in accordance with the Company's Amended and Restated Articles of Incorporation, proposed to be sold pursuant to its Registration Statement, as made effective by the Securities and Exchange Commission, will have been validly authorized assuming there are sufficient authorized but unissued shares and, when sold in accordance with the resolutions of the Board of Directors and with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Company against receipt of the net asset value of the shares of the Company, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Company.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the use of our name in the Company's Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,
/s/ Dechert LLP
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